Exhibit 10.23

Description of Director Compensation

Fees. Directors who are not employees of the Company receive fees of $40,000 annually. All such fees are paid in cash. Directors who are also employees of the Company receive no fees for their service on the Board. All Directors are entitled to reimbursement for their reasonable out-of-pocket travel expenditures.

Equity Grants. Pursuant to the Non-Employee Director's Stock Grant Plan, Directors who are not employees of the Company are credited annually with 5,000 shares of the Company's common stock. One quarter of these shares, or 1,250 shares, are credited to a Director's account on the last business day of each calendar quarter. Delivery of the shares credited to a Director is deferred until such Director ceases to serve as a Director. These shares are issued pursuant to the Plan.

Chairman's Fee. Mr. Donald P. Aiken serves as Chairman of the Board. In addition to receiving the Director compensation described above, Mr. Aiken receives a fee of $12,500 per month for his services as Chairman.

Deferrals. Under an amended Agreement for Deferment of Director Fees, each non-employee Director may elect to defer all or part of the Director's annual retainer fees and Board and committee meeting attendance fees until a future date selected by the Director. Until the termination of the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan in August 2002, a Director could elect to have the deferral held in cash, on which interest accrues at market rates, or in shares of the common stock issued under that plan. From the termination of the 1992 Non-Employee Director Stock Option Plan in August 2002 until January 1, 2006, the Agreement provided that deferred amounts would only be held in cash, on which interest would accrue at a rate equal to the pre-tax equivalent yield on the Company's combined short-term and long-term investment portfolios or, in the absence of such portfolios, at a LIBOR-based rate. Amendments to the Agreement adopted in December 2005 provide that non-employee directors will have the option, from and after January 1, 2006, to have amounts deferred be held in shares of the common stock issued under the Agreement or in cash, on which interest accrues at a LIBOR-based rate. The Agreement provides for dividends to be credited on the shares of the common stock held in a Director's share account established in accordance with the Agreement. The amended Agreement provides that a total of 100,000 shares of common stock may be issued pursuant to the Agreement.